Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Tuesday, July 14, 2015

EMERSON RADIO CORP. REPORTS FULL YEAR FISCAL 2015 AND FOURTH QUARTER FISCAL 2015 RESULTS

HACKENSACK, N.J. – July 14, 2015 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its full year and fourth quarter ended March 31, 2015.

Net product sales for the fourth quarter of fiscal 2015 were $11.7 million, as compared to $11.1 million for the fourth quarter of fiscal 2014, an increase of $0.6 million, or 5.5%. The higher year-over-year net product sales were principally driven by a $0.8 million, or 7.6%, increase in net sales of houseware products, partly offset by a $0.2 million, or 25.8% decrease in net sales of audio products. The year-over-over year increase in net sales of houseware products was principally driven by higher year-over-year net sales of compact refrigerators, partly offset by lower year-over-year net sales of microwave ovens and the discontinuation of wine coolers.

Licensing revenue for the fourth quarter of fiscal 2015 was $1.6 million, as compared to $2.9 million in the fourth quarter of fiscal 2014, a decrease of $1.3 million, or 46.6%, principally due to the recognition in the fourth quarter of fiscal 2014 of approximately $1.8 million in previously unreported royalty fees by one the Company’s licensees which have been collected by the Company versus the recognition of approximately $0.5 million in the fourth quarter of fiscal 2015 of previously unreported royalty fees by this same licensee which have been collected by the Company.

As a result of the foregoing factors, net revenues for the fourth quarter of fiscal 2015 were $13.2 million, a decrease of $0.8 million, or 5.3%, as compared to fourth quarter fiscal 2014 net revenues of $14.0 million.

Net product sales for fiscal 2015 were $69.0 million, as compared to $70.3 million for fiscal 2014, a decrease of $1.3 million, or 1.8%. The lower year-over-year net product sales were driven by a $0.8 million, or 1.2%, decrease in net sales of houseware products and $0.5 million, or 14.5%, decrease in net sales of audio products. The year-over-year decrease in net sales of houseware products was driven by lower year-over-year net sales of compact refrigerators and the discontinuation of wine coolers, partly offset by higher year-

over-year net sales of microwave ovens. The Company believes that its key customers will discontinue several of the Company’s product offerings during fiscal 2016, the sales of which accounted for approximately 15% of the Company’s fiscal 2015 consolidated gross product sales. As a result, the Company expects that its net product sales will decline in fiscal 2016.

Licensing revenue for fiscal 2015 was $7.3 million, as compared to $7.6 million for fiscal 2014, a decrease of $0.3 million, 3.1%, principally due to the recognition in fiscal 2014 of approximately $1.8 million in previously unreported royalty fees by one the Company’s licensees which have been collected by the Company versus the recognition of approximately $0.5 million in fiscal 2015 of previously unreported royalty fees by this same licensee which have been collected by the Company, partly offset by approximately $0.8 million of higher year-over-year licensing revenue earned from the Company’s largest licensee, Funai Corporation, Inc. (“Funai”), on higher year-over-year sales by Funai of products bearing the Emerson® brand name.

As a result of the foregoing factors, net revenues for fiscal 2015 were $76.3 million, a decrease of $1.5 million, or 1.9%, as compared to the fiscal 2014 net revenues of $77.8 million.

Operating income for the fourth quarter of fiscal 2015 was $0.2 million, a decrease of $0.5 million, or 66.6%, from operating income of $0.7 million for the fourth quarter of fiscal 2014 due primarily to the lower year-over-year net revenues, partly offset by a $0.6 million reversal of operating reserves no longer required, a $0.4 million reduction in year-over-year SG&A expenses and lower year-over-year cost of sales as a percentage of sales.

Operating income for fiscal 2015 was $4.7 million, an increase of $1.4 million, or 43.8%, from operating income of $3.3 million for fiscal 2014 due to a $1.6 million reduction in year-over-year SG&A expenses, primarily as a result of the approximately $1.8 million in legal fees incurred in fiscal 2014 connection with defending a lawsuit that settled in the third quarter of fiscal 2014, and a $1.6 million reversal of operating reserves no longer required, partly offset by the lower year-over-year net revenues and higher year-over-year cost of sales.as a percentage of sales.

Net loss for the fourth quarter of fiscal 2015 was $1.7 million as compared to net income of $0.9 million for the fourth quarter of fiscal 2014, a decrease of $2.6 million, due primarily to the recording in the fourth quarter of fiscal 2015 of approximately $1.6 million of income tax expense related to the ongoing audit of the Company by the Internal Revenue Service, certain periods of which were settled by the Company in June 2015 as more fully explained in the Company’s Annual Report on Form 10-K for the Twelve Months ended March 31, 2015, and the year-over-year decrease in operating income. Net income for fiscal 2015 was $1.9 million, as compared to $1.3 million for fiscal 2014, an increase of $0.6 million, or 43.7%, due primarily to the recording in the third quarter of fiscal 2014 of a $4.0 million loss on settlement of litigation and the year-over-year increase in operating income, partly offset by the recording in the fourth quarter of fiscal 2015 of approximately $1.6 million of income tax expense related to the ongoing audit of the Company by the Internal Revenue Service, certain periods of which were settled by the Company in June 2015 as more fully explained in the Company’s Annual Report on Form 10-K for the Twelve Months ended March 31, 2015. Diluted loss per share for the fourth quarter of fiscal 2015 was $0.06, as compared to diluted earnings per share of $0.04 for the fourth quarter of fiscal 2014, a decrease of $0.10 per diluted share. Diluted earnings per share for fiscal 2015 were $0.07, as compared to $0.05 for fiscal 2014, an increase of $0.02 per diluted share.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our lower year-over-year net products sales and licensing revenues were accompanied by lower year-over-year margins on the products we distribute and the recording of additional income tax expense related to the ongoing audit of the Company by the Internal Revenue Service as described above. These negative factors were offset by the recording of approximately $1.6 million in one-time reversals of reserves no longer required as well as approximately $1.6 million in year-over-year reductions in SG&A expenses, which led to the net income recognized for fiscal 2015. The decreasing margins are driven by continuing intense competition, including downward pricing pressure, within all of our product categories. We expect these factors to continue. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Net revenues:
Net product sales	11,684	11,075	68,984	70,257
Licensing revenue	1,551	2,907	7,339	7,572

Net revenues	$13,235	$13,982	$76,323	$77,829

Costs and expenses:
Cost of sales	10,647	10,407	62,088	63,012
Other operating costs and expenses	101	181	661	864
Selling, general and administrative expenses	2,257	2,705	8,829	10,434
Impairment of trademark	—	—	—	219

	13,005	13,293	71,578	74,529

Operating income	230	689	4,745	3,300

Other income (loss):
Loss on settlement of litigation	—	—	—	(4,000)
Interest income, net	64	107	215	548

Income (loss) before income taxes	294	796	4,960	(152)
Provision for income tax (benefit) expense	1,953	(145)	3,067	(1,469)

Net income (loss)	($1,659)	$941	$1,893	$1,317

Basic net income (loss) per share:	(0.06)	0.04	0.07	0.05

Diluted net income (loss) per share:	(0.06)	0.04	0.07	0.05

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	31-Mar-15	31-Mar-14
ASSETS
Current Assets:
Cash and cash equivalents	$43,485	$26,328
Restricted cash	500	—
Short term investments	—	32,194
Trade accounts receivable, net	4,275	4,354
Royalty receivable	3,522	3,865
Inventory	4,519	5,438
Prepaid purchases	2,961	2,047
Prepaid expenses and other current assets	702	1,604
Deferred tax assets	962	1,394

Total Current Assets	60,926	77,224
Property, plant, and equipment, net	77	142
Deferred tax assets	1,058	1,753
Other assets	102	130

Total Non-current Assets	1,237	2,025

Total Assets	62,163	79,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	2,137	3,951
Due to affiliates	500	—
Income tax payable	847	—

Total Current Liabilities	3,484	3,951
Non-current Liabilities:
Long term liabilities	481	—

Total Non-current Liabilities	481	—

Total Liabilities	3,965	3,951

Shareholders’ Equity:
Series A Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at March 31, 2015 and March 31, 2014, respectively	529	529
Additional paid-in capital	79,792	98,785
Accumulated deficit	(1,209)	(3,102)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	58,198	75,298

Total Liabilities and Shareholders’ Equity	62,163	79,249